EXHIBIT 3.7



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                               DATED 24 June 1996
                               ------------------


                             DISPLAY.IT HOLDINGS PLC

                                     - and -

                                   PETER LEVIN


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                                SERVICE AGREEMENT


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                             TAYLOR JOYNSON GARRETT
                                    Carmelite
                             50 Victoria Embankment
                                   Blackfriars
                                 London EC4Y 0DX

                              Tel No: 0171-353 1234
                              Fax No: 0171-936 2666

                                  Ref: TAM/JCS



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                                      INDEX

Clause No.    Heading                                                   Page No.

1.            Definitions and Interpretations.............................  1

2.            Period of Employment........................................  2

3.            Duties......................................................  2

4.            Place of Employment.........................................  3

5.            Remuneration and Benefit....................................  3

6.            Expenses....................................................  4

7.            Company Car.................................................  4

8.            Pension.....................................................  4

9.            Holidays....................................................  4

10.           Sickness or Injury..........................................  5

11.           Outside Interests...........................................  6

12.           Confidential Information and Trade Secrets..................  6

13.           Dismissal...................................................  7

14.           Suspension..................................................  8

15.           Grievance and Disciplinary Procedure........................  8

16.           Duties upon Termination.....................................  9

17.           Restrictions................................................  9

18.           Notices..................................................... 12

19.           Miscellaneous............................................... 12

20.           Law and Jurisdiction........................................ 13

The Schedule  ............................................................ 15



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THIS AGREEMENT is made the                       day of June 1996


BETWEEN:


(1) DISPLAY.IT HOLDINGS PLC whose registered office is at Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y 0DX (the "Company"); and

(2)     PETER LEVIN of 10 Chesterfield Hill, London W1X 7RN (the "Executive").


AGREED TERMS:


1.      Definitions and Interpretations

1.1 In this agreement and the schedule the following expressions shall have the following meanings:

        "Board" means the board of directors of the Company from time to time;

        "Business Day" means any day other than a Saturday, Sunday or any other day which is a public holiday in the place from which the notice in question was sent;

        "Effective Date" means the date of this agreement;

        "Employment" means the employment established by this agreement; and

1.2     In this agreement and the schedule:

         (a) reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provision;

         (b) reference to the singular includes a reference to the plural and vice versa;

         (c) reference to any clause, sub-clause or schedule is to a clause, sub-clause or schedule (as the case may be) of or to this agreement;

         (d) reference to any gender includes a reference to all other genders; and




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         (e)      references to persons include bodies corporate, unincorporated associations and partnerships and any reference to any party who is an individual is also deemed to include their respective legal personal representative(s).


2.      Period of Employment

2.1 The Company shall employ the Executive as a Managing Director and Chief Executive Officer.

2.2 The Employment shall begin on the Effective Date and shall continue until terminated in accordance with the terms of this agreement.

2.3 There is no employment with a previous employer which counts as part of the Executive's continuous period of employment for the purposes of the Employment Protection (Consolidation) Act 1978.

2.4     (a)       The Company may terminate the Employment by giving the
                  Executive twelve months' written notice to expire at any time on or after the first anniversary of this agreement.

         (b) The Executive may terminate the Employment by giving the Company twelve months' written notice to expire at any time on or after the first anniversary of this agreement.

         (c) The Employment shall in any event terminate without notice upon the Executive's sixty-fifth birthday.

2.5 If written notice is given by the Executive or by the Company to terminate the Employment the Company may notwithstanding any other terms of this agreement but subject to sub-clause 2.6:

         (a) require the Executive to continue to perform such duties as the Board may direct; or

         (b)      require the Executive to perform no duties; and

         in each case the Company will continue to pay the Executive salary and provide all other benefit arising under this agreement.

2.6 If written notice is given by the Executive or by the Company to terminate the Employment the Company may require that the Executive shall accept a payment of salary in lieu of notice and the Employment shall terminate upon such payment being made but without prejudice to any other claim the Company or the Executive may have against the other.




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3.       Duties

         The Executive shall:

         (a) exercise the powers and functions and perform the duties assigned to him from time to time by or under the authority of the Board in such manner as shall be specified by the Board;

         (b) devote the whole of his time attention and abilities to the performance of his duties during the Company's normal business hours of 9.30 a.m. to 5.30 p.m. Monday to Friday inclusive and at such other times as may reasonably be necessary in the interests of the Company (unless prevented by illness or other incapacity and except as may from time to time be permitted or required by the Board);

         (c) well and faithfully serve the Company and use his best endeavours to promote and protect the interests of the Company; and

         (d) when requested to do so, fully and promptly give the Board such explanations, information and assistance as it may require.


4.      Place of Employment

         The Executive's place of employment shall be at the London offices of the Company from time to time or at such other place within the United Kingdom as both the Company and the Executive agree in writing. If the Company requires the Executive to change his residence the Company will reimburse such removal and other incidental expenses as the Company considers fair and reasonable in the circumstances. In addition, the Executive shall travel to such parts of the world as the Board may direct or authorise. If the Company requires the Executive to work outside the United Kingdom for a period of more than one month it will provide him with written details of any terms and conditions which may apply to that work and his return to the United Kingdom.

5.       Remuneration and Benefit

5.1      (a)      The Executive shall be paid a basic salary at the rate
                  of (pound sterling)70,000 per annum, or at such other rate as may be agreed in writing for the proper performance of his duties. This salary shall accrue from day to day and shall be payable by equal monthly instalments in arrears on the last
                  Friday day of each month and shall include any sums receivable as director's fees.

         (b) The salary shall be reviewed by the Board on or with effect from 1 September 1996 and thereafter not less than once in each calendar



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                   year. The Executive's salary shall not be less than that
                   payable immediately before each such review.

5.2      The Executive shall also receive the following benefits:

         (a) the Executive shall be entitled to be a member of Norwich Union Premier Care medical expenses scheme provided the Executive meets the normal underwriting requirements of the scheme and is accepted at normal rates of premium;

         (b) the Executive shall be entitled to the benefit of the Connecticut Mutual's life insurance cover provided the Executive meets the normal underwriting requirements of the scheme and is accepted at normal rates of premium;

         (c) the Executive shall be entitled to be a member of Norwich Union Premier Care permanent health insurance scheme provided the Executive meets the normal underwriting requirements of the scheme and is accepted at normal rates of premium.


6.      Expenses

6.1 The Executive shall be reimbursed all reasonable hotel, travelling, entertainment and other expenses properly incurred by him in the course of the Employment in accordance with the Company's regulations from time to time. If required by the Board, the Executive shall produce receipts for such expenses acceptable to the Company.

6.2 Any credit card supplied to the Executive by the Company shall be used only for expenses incurred by him in the course of the Employment.


7.      Company Car

         The Executive shall be provided with an Audi V8 Quattro car or a car of similar value for his use in the business of the Company and the Company shall pay road tax, insurance premiums for insuring the car in the name of the Company and the running expenses of the car while on the business of the Company and for reasonable private use including petrol, oil, maintenance and repairs. The car shall at all times remain the property of the Company and the Executive shall immediately return it upon being asked to do so. The Executive shall comply with the Company's rules relating to the use of the car.





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8.       Pension

8.1 A contracting-out certificate is in force in respect of the Executive's employment.

8.2 Subject to any applicable Inland Revenue requirements and overriding legislation, the Company shall contribute to such personal pension arrangement as the Executive nominates and the Company approves (such approval not to be unreasonably withheld) at the rate of 10% of the basic salary from time to time payable to the Executive under sub-clause 5.1(a).


9.       Holidays

9.1 The Executive shall in addition to normal statutory and bank holidays be entitled to five weeks' (25 working days') paid holiday during each year commencing on 1 January and pro rata for any shorter period. The Company shall endeavour to meet the Executive's reasonable requests as to time and duration of holidays but it reserves the right to arrange holidays in its interest. The Executive's entitlement to holidays and to holiday pay shall be subject to the rules of the Company from time to time in force relating to holiday entitlement and holiday pay.

9.2      The Company's current holiday rules are set out in schedule 1.


10.      Sickness or Injury

         Payment

10.1 If, in the reasonable opinion of the Board, the Executive is unable to perform his duties properly for a period, or periods, not exceeding six months (whether or not any days not worked are normal working days) in the aggregate in any period of twelve months by reason of illness (including mental illness), accident or any other cause beyond the control of the Executive, then he shall be entitled during that time to receive his full remuneration. Thereafter any payment shall be at the discretion of the Board.


         Procedures

10.2 If the Executive is prevented by any of the factors mentioned in sub-clause 10.1 from performing his duties properly he shall report this fact promptly to the Managing Director's office by telephone on the first morning of absence or as soon as reasonably practical thereafter. If the Executive is absent for more than three consecutive working days he must complete a self-certification sickness form on his return and deliver it to the Managing Director's office. If the



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         absence continues for five or more working days he shall provide an appropriate medical certificate from his doctor in the manner required by the rules of the Company. Thereafter the Executive should submit a further appropriate medical certificate at weekly intervals during the whole period of absence.

10.3 Payment of any remuneration to the Executive under sub-clause 10.1 is conditional upon the prompt compliance by the Executive of his obligations under sub-clauses 10.2 and 10.5 as well as with any other rules of the Company from time to time in force relating to sickness or injury.


         SSP

10.4 Statutory sick pay ("SSP") will be paid by the Company in accordance with the legislation in force at the time of absence. Any payment of remuneration under sub-clause 10.1 for a day of absence will discharge its obligation to pay SSP for that day.


         Medical Examination

10.5 The Company may at any time require the Executive to be medically examined at its expense by a medical practitioner nominated by it and for a report of that examination to be provided to the Board.


         Termination

10.6 If, in the reasonable opinion of the Board, the Executive is or has been unable to perform his duties properly for a period or periods exceeding the aggregate period and because of any of the factors specified in sub-clause 10.1 or if the Board at any time has reason to believe that because of any such cause the Executive may be unable properly to perform his duties for a continuous period of six months or more, the Company shall be entitled at any time to give to the Executive not fewer than six months' notice of termination of his employment less the aggregate of any periods during which he has been paid salary under sub-clause 10.1 during the twelve months prior to the giving of such notice.


11.      Outside Interests

         During the Employment the Executive shall not (save with the prior written consent of the Board):

         (a) directly or indirectly be engaged, concerned or interested in any capacity except as as occasional dealer in commodities and financial



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                  instruments, in any business, trade or occupation other than that of the Company except as a holder of not more than five per cent of the issued shares or securities of any companies which are listed or dealt in on any recognised stock exchange or market. For this purpose "occupation" shall include any public, private, or charitable work which the Board considers may hinder or interfere with the performance of the Executive's duties; or

         (b) introduce or transact business of any kind other than occasional trading in commodities or other financial instruments to, or for the account of himself or any other person firm or company with which the Company is likely to deal.


12.      Confidential Information and Trade Secrets

12.1 The Executive acknowledges that in the ordinary course of the Employment he will be exposed to information about the Company's business and that of its suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or to the general public and which if disclosed will be liable to cause serious harm to the Company.

12.2 The Executive shall keep secret and shall not at any time either during the Employment, or after its termination, for whatever reason, use, communicate or reveal to any person for the Executive's own or another's benefit, any secret or confidential information concerning the business, finances or organisation of the Company, its systems, techniques or know-how or customers which shall have come to his knowledge during the course of the Executive's Employment. The Executive shall also use his best endeavours to prevent the publication, disclosure or use of any such information.


12.3 For the purposes of this clause and by way of illustration and not limitation information will prima facie be secret and confidential if it is not in the public domain and relates to:

         (a)      research and developments;

         (b)      formulae, formulations;

         (c)      suppliers and their production and delivery capabilities;

         (d)      customers and details of their particular requirements;

         (e) costings, profit margins, discounts, rebates and other financial information;



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         (f)      marketing strategies and tactics;

         (g) current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters;

         (h)      the development of new products;

         (i)      production or design secrets; or

         (j)      technical design or specifications of the Company's products;

         (k) pricing, credit policies, credit procedures, payment policies, payment procedures and systems for the same whether of the Company or of any client or supplier.

12.4     The restrictions contained in this clause shall not apply to:

         (a) any disclosure or case authorised by the Board or required in the ordinary and proper course of the Employment or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or

         (b) any information which the Executive can demonstrate was known to the Executive prior to the commencement of his employment by the Company or is in the public domain otherwise than as a result of a breach of this clause.


13.      Dismissal

         Notwithstanding the provisions of clause 2, the Company shall be entitled to terminate the Employment summarily by oral or written notice and without any payment in lieu of notice (but without prejudice to the rights and remedies of the Company for any breach of this agreement and to the Executive's continuing obligations under this agreement) in any of the following events:

         (a) if the Executive shall commit any serious or wilful or persistent breach or breaches of any express or implied term of his employment;

         (b) if the Board shall have reason to believe that the Executive has committed any criminal offence or been guilty of any dishonesty or serious misconduct in each case whether during the performance of his duties or otherwise which in the opinion of the Board renders the Executive unfit to continue as an executive of the Company or which would be likely adversely to prejudice the reputation or interests of the Company; or



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         (c)      if, and without prejudice to the generality of the terms of this clause 13, the Executive shall wilfully abuse or misuse the Company's computer system, or any password relating to that computer system or shall gain access to any file or load any information or program contrary to the Company's interests or procedures.


14.      Suspension

         If the Board has reason to suspect that any one or more of the events set out in sub-clauses 13(a) to 13(c) (inclusive) has or have occurred (or if the circumstances in sub-clause 10.6 appear to exist) the Board may suspend the Executive on full salary and other benefits or otherwise as the Board may think fit pending further investigations PROVIDED THAT in the event of any such suspension being made the Executive shall have the right to terminate his employment forthwith by notice in writing to the Company but without any claim for compensation.

15.      Grievance and Disciplinary Procedure

         If the Executive has any grievance relating to the Employment he should raise the matter with the Board orally or in writing and the matter will be discussed with the Executive. If the matter is not then settled the Executive may submit his grievance to the Board which shall as soon as possible consider such grievance at a meeting of the Board and will give the Executive a written response as soon as practicable thereafter.


16.      Duties upon Termination

         Upon termination of the Employment for whatever reason the Executive shall immediately:

         (a) hand over to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business of the Company, any magnetic discs on which information relating to the business is stored and any keys, credit cards and other property of the Company (including in particular any car provided to the Executive) which may be in his possession, custody, care or control and shall provide a signed statement that he has complied fully with the terms of this clause;




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         (b)      irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disc or memory and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence of compliance with this sub-clause as the Company may require; and

         (c) resign any office or appointment held by him in the Company without any claim for compensation or damages for loss of such office or appointment and the Executive hereby irrevocably appoints the Company his agent to execute letters of resignation of such offices or appointments on his behalf.



17.      Restrictions

17.1 For the purposes of this clause the following words have the following meanings:

         "Customer" means any customer or client of the Company in connection with the Restricted Business or any other person, firm or company to whom the Company has presented or with whom the Company has negotiated with a view to that person becoming a customer or client of the Company in connection with the Restricted Business and in each case provided that during the six month period immediately prior to the Executive ceasing to be employed the Executive has dealt or sought to deal on behalf of the Company with that customer, client or person or the Executive has been responsible during such period for that customer, client or person.

         "Designated Area" means London;

         "Restricted Business" means the design marketing or sale of Internet software products relating to financial price and news information but limited to services with which the Executive has dealt on behalf of the Company during the six month period immediately prior to the Executive ceasing to be employed or for which the Executive has been responsible during such period;

         "Restricted Area" means the United Kingdom;

17.2     The Executive hereby undertakes to the Company that:

         (a) the Executive shall not for the period of twelve months after ceasing to be employed under this agreement whether directly or indirectly:


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                  (i)      take up or hold any office in or with any business
                           which is engaged or is intended to be engaged in the Restricted Business within the Designated Area;

                  (ii) take up or hold any post or position which enables or permits the Executive to exercise whether personally or by an agent and whether on his own account or in association with or for the benefit of any other person either a controlling influence over any business which is engaged or is intended to be engaged in the Restricted Business within the Designated Area; or

                  which would have the necessary or probable result of the Executive being engaged within the Designated Area in business activities which are the same or similar to the Restricted Business.

         (b) the Executive shall not for a period of twelve months after the termination of the Employment and within the Restricted Area either personally or by an agent and either on his own account or by or in association with any other person directly or indirectly canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out or by any other means endeavour to entice away from the Company any person for orders or instructions in respect of any goods or services provided or supplied by the Company in the course of the Restricted Business and with whom the Company has transacted or sought to transact the Restricted Business as a Customer;

         (c) the Executive will not for a period of six months after the date of his ceasing to be employed by the Company and within the Restricted Area either personally or by an agent and either on his own account or by an association with any other person or otherwise directly or indirectly engage in the Restricted Business with any Customer;

         (d) the Executive shall not for a period of twelve months after the termination of the Employment either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly interfere or seek to interfere or take such steps as may interfere with the continuance of supplies to the Company in respect of the Restricted Business (or the terms relating to such supplies) from any supplier who has supplied goods or services to the Company the twelve month period immediately prior to the Executive ceasing to be employed by the Company;






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         (e)      the Executive shall not for a period of six months after the termination of the Employment either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly canvass, solicit, approach, seek out, or cause to be canvassed, solicited, approached or sought out or by any other means endeavour to entice away from the Company, or aid or assist any other person or persons in employing or otherwise retaining the services of anyone who is employed by the Company or who is a consultant to the Company and in either case is engaged as a senior executive, or in a senior technical or advisory capacity in the Restricted Business at the time when, or in the 3 month period immediately prior to, notice to terminate the Employment is given by or to the Executive with the object of:

                  (i) that person procuring the commission of any act which if done by the Executive would be in breach of the terms of this agreement (or where that would be the necessary or probable result); or

                  (ii) that person directly or indirectly disclosing or using the business secrets or confidential information of the Company within the meaning of clause 12 (or where that would be the necessary or probable result).

17.3 Whilst the restrictions in sub-clause 17.2 are considered by the parties to be reasonable in all the circumstances as at the date of this agreement it is acknowledged that restrictions of such a nature may be invalid because of changing circumstances or other unforseen reasons and accordingly it is agreed and declared that if any one or more of those restrictions is judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if part of the wording of the restriction was deleted or its duration was reduced or the range of activities covered by it was reduced in scope then each restriction(s) shall apply with such modification(s) as may be necessary to make it valid and effective and any such modification shall not thereby affect the validity of any other restriction contained in this clause.

17.4 The Executive further undertakes with the Company that he will observe any substitute restrictions (in place of those set out in sub-clause 17.2) as the Company may from time to time specify in writing which are in all respects less restrictive in extent than those specified in sub-clause 17.2.

17.5 If any breach or violation of any of the terms of sub-clause 17.2 occurs, the Executive and the Company agree that damages alone may not compensate for such breach or violation and that injunctive relief is reasonable and essential to safeguard the interests of the Company and that an injunction in addition to any other remedy may accordingly be obtained by the Company. No waiver of any



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         such breach or violation shall be implied from the forbearance or failure by the Company to take action in respect of such breach or violation.

17.6 The Executive fully understands the meaning and effect of the covenants given by him in this agreement and confirms that he has taken separate and independent legal advice on the terms of this agreement.

17.8 No restriction contained in this agreement by virtue of which this agreement or any arrangement of which it forms part is registrable under the Restrictive Trade Practices Act 1976 shall come into effect or be enforced until the day after particulars of this agreement and any arrangement of which it forms part shall have been delivered to the Director General of Fair Trading in accordance with the Act provided that such suspension shall not extend or increase the periods during which the provisions of sub-clause 17.2 are in force.

18.      Notices

18.1 Any notice or other written communication given under or in connection with this agreement may be delivered personally or sent by first class post (airmail if overseas) or by telex or facsimile.

18.2 The address for service of the Company shall be its registered office marked for the attention of the managing director and in the case of the Executive shall be his address stated in this agreement or if any other permanent address has previously been notified to the Company to the address so notified.

18.3 Any notice or other written communication shall be deemed to have been served:

         (a)      if delivered personally, at the time of delivery;

         (b) if posted, at the expiry of two Business Days or in the case of airmail four Business Days after it was posted;

         (c) if sent by telex or facsimile message, at the time of transmission (if sent during normal business hours, that is 9.30 to 17.30 local time) in the place from which it was sent or (if not sent during such normal business hours) at the beginning of the next Business Day in the place from which it was sent.

18.4 In proving service it shall be sufficient to prove that personal delivery was made, or that such notice or other written communication was properly addressed stamped and posted or in the case of a telex that the intended recipient's answerback code is shown on the copy retained by the sender at the beginning and end of the message or in the case of a facsimile message that an activity or other report from the sender's facsimile machine can be produced in respect of the notice or other written communication showing the recipient's facsimile number and the number of pages transmitted.


19.      Miscellaneous

19.1 Save as expressly provided in this agreement no term or provision of this agreement shall be varied or modified by any prior or subsequent statement, conduct or act of any party. The Company and the Executive may amend this agreement only by letter or written instrument signed by both the Company and the Executive.

19.2 The headings to the clauses and any underlining in this agreement and in the schedule are for ease of reference only and shall not form any part of this agreement for the purposes of construction.

19.3 This agreement sets out the entire agreement and understanding between the parties in connection with the Employment save only for any terms implied by law. There are no collective agreements which directly affect the terms and conditions of the Employment.

19.4 If at any time any term or provision in this agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.


20.      Law and Jurisdiction

20.1 This agreement shall be governed by and construed in accordance with English law and each party to this agreement submits to the non-exclusive jurisdiction of the English courts.

20.2 The Executive irrevocably agrees that the courts and tribunals of England shall have jurisdiction to settle any dispute which may arise out of or in connection with this agreement and that accordingly any suit, action or proceedings arising out of this agreement (together in this clause referred to as "Proceedings") may be brought in such courts and tribunals.

20.3 The Executive irrevocably waives any objection which he may have now or hereafter to the laying of the venue of any Proceedings in any such courts and tribunals as are referred to in sub-clause 20.2 and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agree that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon the Executive and may be enforced in the courts of any other jurisdiction. The Executive hereby expressly waives all rights of jurisdiction in any Proceedings which he may have now or hereafter by reason of his present domicile or by reason of any subsequent or other domicile.

20.4 Nothing contained in this clause shall limit the right of the Company to take Proceedings against the Executive in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

20.5 The Executive hereby consents generally in respect of any Proceedings arising out of or in connection with this agreement to the giving of any relief or the issue of any process in connection with such execution against any property or assets whatsoever or any order or judgment which may be made or given in such proceedings.



20.6 The Executive irrevocably agrees that any writ, judgment or other notice of process shall be sufficiently and effectively served on him if delivered, in connection with Proceedings in England, to his address as stated in this agreement.





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                                   SCHEDULE 1

                                  Holiday Rules



1. The holiday year is from 1 January to 31 December. 5 days' holiday in any holiday year may be carried forward into the next year at the Company's discretion.

2. The time at which annual holidays may be taken is at the discretion of the Company, but not more than 2 weeks may be taken at any one time.

3. On termination of the Employment the Executive will be entitled to receive holidays on a pro rata basis for the number of completed calendar months he has worked during the current holiday year less any holidays already taken in this period.

4. If the Executive leaves after taking holidays which would not be deemed to have accrued under this paragraph he will be required to refund to the Company the unearned holiday pay.

5. On termination of the Employment the Executive will be entitled to receive payment for any holiday accrued but not taken.



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Executed as a deed on the day and in the year first written above.

The parties to this agreement have signed and entered into this agreement on the day and year first written above


SIGNED by                    )
for and on behalf of         )
DISPLAY.IT HOLDINGS PLC      )
in the presence of:          )





SIGNED by PETER LEVIN        )
in the presence of:          )